Exhibit 10.7

EMPLOYMENT AGREEMENT

Duly executed as of February 23, 2021

BY AND BETWEEN

Payoneer Research and Development Ltd.

of 13, Hayetzira St. Petach Tikva

(the “Company”)

of the first part;

AND

Arnon Kraft

Israeli I.D. No: [***]

of: [***]

(the “Employee”)

of the second part;

WHEREAS

the Company wishes to employ the Employee in the Position defined in Appendix A hereto, according to the terms and conditions set forth herein below; and the Employee wishes to be employed by the Company in the capacity, Position and according to the terms set forth in this Agreement;

WHEREAS	the Employee represents that he has the required skills, qualifications, experience and knowledge to perform the duties and obligations underlying said Position; and
WHEREAS

the parties desire to state the terms and conditions of the Employee's engagement by the Company, commencing as of the Commencement Date (as defined herein), as set forth in this agreement and its appendices (collectively, the “Agreement”);

Now therefore in consideration of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

1.Interpretation

The preamble and any appendices attached hereto shall constitute an integral part hereof. The use of gender related terminology in the Agreement is for convenience only, and shall refer to both genders

2.Engagement

2.1

Subject to the Employee successfully passing the required background checks, the Company hereby agrees to engage the Employee and the Employee hereby agrees to be engaged by the Company in the Position as defined in Appendix A (the “Position”) and in such capacity to use his best endeavors to further the prosperity, reputation and business interests of the Company and its affiliates and serve the Company faithfully, to the best of his ability.

2.2

The Employee shall report regularly and shall be subject to the direction and control of the Supervisor as defined in Appendix A (the “Supervisor”), or anyone else assigned by the Supervisor or the Company.

2.3

The Employee shall be employed on a full time basis 5 days a week (Sunday to Thursday), 42 hours a week (not including lunch break). Saturday shall be the weekly day of rest of Employee. Employee will also work outside of regular working hours and outside of regular working days, as may be reasonably required by the Company from time to time.

2.4

In light of the Company’s anticipation that Employee shall be working overtime hours, and in order to avoid monthly calculation, Employee shall be entitled to an Overtime Payment (as defined in Appendix A) for forty (40) overtime hours per month (“Overtime Quota”). It is clarified that without derogating from the nature and essence of the Overtime Payment, it will be paid monthly regardless of the number of actual overtime hours performed by Employee, and that no deductions will be made from Employee’s Monthly Salary if the Overtime Quota is not reached. Employee must obtain the Company’s prior approval for work in excess of the Overtime Quota and notify the Company in the event the Overtime Quota is exceeded.

2.5

The Employee shall have such responsibilities and authority as may from time to time be assigned to him by the Company. The Employee will comply at all times with the Company's policies and directions and/or the directions and instructions of the Supervisor.

2.6

The Employee undertakes to devote his time, attention, skill, and efforts as required to the performance of his duties in the Company according to this Agreement. The Employee undertakes not to engage, directly or indirectly, whether as an employee, consultant or otherwise, in any work, engagement or other commercial/professional activity, whether or not for compensation, during the term of this Agreement (including after work hours or during vacation time), without the prior written consent of the Company.

2.7

The Company and the Employee are required to report Employee's actual hours of work on a daily basis. The Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policies and instructions.

2.8

The Employee represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any previous confidentiality or non competition agreement, and do not require the consent of any person or entity; and (ii) he shall not utilize, during his Employment Term (as defined below) hereunder, any proprietary or confidential information of any of his previous employers.

2.9

The Employee declares and undertakes that he shall not receive any payment and/or other benefit from any third party, directly or indirectly, in connection with his employment hereunder and/or during the Employment Term (as defined below).

2.10

This Agreement is a personal and particular agreement setting forth exclusively the employer-employee relations between the Company and the Employee and the provisions of any collective bargaining agreement which apply and/or which may apply, now or in the future to employees in the profession and/or occupation identical or similar to that of the Employee do not apply and shall not apply to the employment of the Employee hereunder.

3.Term, Termination and Effect of Termination

3.1

The Company shall employ the Employee in the Position for a period of employment, commencing as of the date set forth in Appendix A (the “Commencement Date”) and ending upon the occurrence of any of the termination events as set forth  herein (the “Employment Term”). The Employment Term may be terminated upon the earlier of any of the following events: (a) by either party by notice given in accordance with the Notice Period specified in Appendix A; (b) by the Company, immediately, without any prior notice or payment in lieu of notice  if the Agreement is terminated for Cause (as defined below).

For the purpose of this Agreement, “Cause” shall exist in case of (a) the Employee’s conviction of, or plea of “guilty” or a felony or any crime involving moral turpitude, (b) the Employee’s willful misconduct with regard to the business, assets or employees of the Company, (c) the Employee being charged of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by the Employee of this Agreement which, if curable, remains uncured for seven (7) days after written notice thereof is given to the Employee, and/or (e) any material breach by Employee of his duties under Appendix B hereof, which are not curable to the Company.

3.2

During the Notice Period given by either party as set forth in Section 3.1(a) above, the Employee shall be employed by the Company and continue to perform his duties and obligations hereunder, unless otherwise requested by the Company, in its sole discretion. During the Notice Period the Company shall continue to pay the Employee's salary and other benefits due to Employee during the Notice Period, except in circumstances of immediate termination or termination of employment for Cause, or in the event that the Company decides to waive Employee’s work for the Company during all or part of the Notice Period as detailed in the following Section.

3.3

Notwithstanding anything to the contrary herein, the Company shall at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the Notice Period set forth above and pay Employee in lieu of advance notice or the remainder thereof.

3.4

The Employee shall have no right for a lien on any of the Company’s assets, equipment or any other material and including information or Proprietary Information as defined in Appendix B attached to this Agreement (hereinafter the “Company’s Equipment”) in his possession. The Employee shall return to the Company all of the Company’s Equipment in his possession no later than the last day of the Employment Term.

3.5

Upon termination of this Agreement for any reason, the Employee shall take all steps satisfactory to the Company, in order to ensure the orderly transition of all matters handled by him during the course of his employment, to any person designated by Company, unless otherwise instructed by Company.

4.Company's Inspection

4.1

The use of the Company's devices and equipment, including computers, e-mail accounts, phones, and the like is intended for professional use and for executing Employee's duties in the Company only. The Employee acknowledges and agrees that the Company conducts inspections within the Company’s offices and on the Company’s Equipment, including computers, inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination’s findings shall be the Company’s sole property.

4.2

The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company's computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data.

4.3

The Employee acknowledges and agrees that the Company and its affiliates, and its/their employees, to utilize and process the Employee's personal information, including data collected by the Company for purposes related to the Employee's employment. This may include transfer of the Employee's personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee's Employment only, such as management teams and human resource personnel.

5.Consideration

In consideration for the services provided by the Employee to the Company, the Employee shall be entitled to compensation and other benefits as detailed in Appendix A attached hereto, constituting an integral part hereof.

6.Confidentiality, Unfair Competition and Intellectual Property Assignment

Simultaneously with the signing of this Agreement the Employee shall sign the Confidentiality, Non-Competition and Inventions  undertaking in favor of the Company and its affiliates, attached hereto as Appendix B, constituting an integral part hereof.

7.Governing Law

This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.Notices

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or upon e-mail or transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, if sent via fax, or 3 business days after dispatch by registered or certified mail, postage prepaid and addressed to the party to be notified at the addresses set forth in the preamble to this Agreement.

9.Waiver of Breach

The failure or waiver of any party to execute, in any respect, any right provided for by this Agreement shall not be deemed a waiver of any further or future right hereunder.

10.Assignment

The Employee acknowledges that the services rendered by him hereunder are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall be passed on to, and shall be binding upon, the successors or assigns of the Company. The term ”successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

11.Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term of this Agreement is held to be illegal or contrary to public policy or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement.

12.Payoneer Products and Services

According to the policy of the Payoneer group, Employee and any immediate family member of Employee, may not register for or use any Payoneer product or service, including but not limited to, a Payoneer reloadable debit card or Payoneer virtual account; provided, however, that upon receiving advance written approval from the Payoneer Compliance team, Employee may use Payoneer’s global bank transfer services in certain prescribed situations to receive payments directly from payers into Employee’s local bank account.

13.Entire Agreement

13.1

This Agreement and all its Appendices attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement must be agreed to in writing by both parties.

13.2

This Agreement and all its Appendices attached hereto comprise the entire details and information that an employer is require to provide the employee according to the Employee Notification Law (Employment Terms) 5762-2002, and the parties agree that this Agreement and all Appendices hereto shall be regarded as an announcement to the Employee according to applicable law.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Payoneer Research and	Employee
Development Ltd.	Arnon Kraft
By: Michal Adam,
SVP HR

APPENDIX A

1.	General
1.1

This Appendix constitutes an integral part of the Employment Agreement dated February 23, 2021 by and among the Company and Employee (the “Agreement"), and wherever reference is made to the Agreement, the term shall include the Agreement and its Appendices. Any capitalized term used herein shall bear the meaning ascribed to such term in the Agreement unless otherwise specifically defined in this Appendix.

1.2	The Employee’s employment by the Company shall commence on March 29, 2021 (the “Commencement Date”).
1.3	The Notice Period for termination of the employment by either party pursuant to Section 3.1(a) of the Agreement will be by providing six (6) months notice (the “Notice Period”).
1.4

Employee shall be employed in the position of Chief Operating Officer (the “Position”) and shall be under the direct supervision of and comply with the directives of the Chief Executive Officer of the Company’s parent company, Payoneer Inc. (the “Supervisor”) and/or any such individual designated by the Company from time to time at its sole discretion.

1.5

In consideration for his employment and subject to the performance of the services required to be performed hereunder by the Employee, the Company shall pay to the Employee a Monthly Salary (as defined below) and additional benefits as detailed herein.

2.	Salary
2.1	The Monthly Salary (as defined below), shall be defined and paid in NIS.
2.2

The Company shall pay the Employee a monthly gross compensation  composed of (a)  a basic wage of  64,000 NIS (Sixty Four Thousand New Israeli Shekel)  (“Base Salary”) and (b) additional overtime in a global amount of  16,000 NIS (Sixteen Thousand New Israeli Shekels) on account of the Overtime Quota (the ”Overtime Payment”). The Base Salary and the Overtime Payment together in the total amount of 80,000 NIS shall constitute the “Monthly Salary” for purposes of this Agreement. The Monthly Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

2.3	The Employee will report to the Company the actual hours of work, as detailed in Section 2.7 of the Agreement.
2.4

From the Monthly Salary, the following deductions shall be deducted: income tax, social security, health payments and any other tax and/or loan and/or another payment which may be due from time to time on a payment paid by the Company to the Employee, and which should be deducted from the payment due to the Employee according to the law and/or applicable regulations.

2.5	An amount equal to 10% of the Monthly Salary shall be considered as a special compensation for the obligations not to compete with the Company, as set forth in Appendix B below.

3.Additional Benefits

3.1	Pension Insurance

The Company will allocate to a managers' insurance policy or a pension fund (individually and collectively in this clause referred to as the “Policy”), or a combination of both (whereby each will apply partially), according to Employee's choice, the following:

i.

An amount equal to 8.33% of the Monthly Salary which shall be allocated to a fund for severance pay (“Severance Contribution”), and an additional amount equal to 6.5% of the Monthly Salary which shall be allocated to a provident fund including disability insurance and life/survivors insurance.

ii.	In addition, the Company will deduct from the Monthly Salary an amount equal to 6% of the Monthly Salary, which shall constitute Employee's contribution to the provident fund.
iii.

In case the Employee elects a managers' insurance policy, and if, due to the Employee's medical condition (or any other personal reason), an allocation of 6.5% of the Monthly Salary (with respect to the pension savings component (including disability and life/survivors insurance)) shall not be sufficient to insure the Employee for disability insurance in an amount of up to 75% of the Monthly Salary, the Company shall contribute an additional allocation that shall be no more than 1% of the Monthly Salary on account of disability insurance. In such case, the cost of the disability insurance will not exceed 2.5% of the Monthly Salary, such that the Company's provident contributions shall be no less than 5%, and together with the disability insurance not more than 7.5%.

Employee shall bear all taxes resulting from contributions made to the Policy as applicable.

It is hereby clarified, that the payments made by the Company, pursuant to the allocations set forth above, are intended to comply with applicable law, including the obligation to allocate funds for disability and survivors insurance. The Company advises the Employee to receive professional advice on the election of a pension plan. In case the Employee elects, to be insured under a plan which does not include disability and survivors insurance component, the Employee hereby releases and discharges the Company from any responsibility or liability arising from Employee’s said election.

If Employee will not notify the Company of his choice of a pension fund or managers insurance policy within 30 days of the Commencement Date, the Company will make such choice on behalf of Employee, and Employee will not have any claim or complaint with respect to same.

The Company and Employee agree and acknowledge that the Company's Severance Contribution to the Policy in accordance with the above, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his or her beneficiaries) is entitled with respect to the Monthly Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723-1963 (the ”Severance Pay Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached to the

Agreement as Appendix C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Policy or Pension Plan, except: (i) in the event that Employee withdraws such sums from the Policy or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law. Nothing in this Agreement shall derogate from the Employee's rights to severance payment in accordance with the Severance Pay Law or agreement or expansion order in connection with remuneration other than the Monthly Salary.

The Company undertakes to assign the rights under the Policy to the Employee after termination of the Employee’s employment with the Company, whether terminated by the Company or the Employee.

3.2	Study Fund

The Company shall contribute an amount equal to 7.5% of the Monthly Salary  towards a study fund ("Keren Hishtalmut") (the “Study Fund”). The Employee shall contribute an amount equal to 2.5% of the Monthly Salary (the sums contributed by the Employee shall be deducted directly from his Monthly Salary by the Company). Employee shall bear all taxes resulting from contributions made to the Study Fund if and as applicable, including any taxes imposed on the contributions exceeded the maximum amount allowable under the Income Tax Ordinance 1961 and any applicable regulations without causing any tax liability. The contributions to the Study Fund will commence as of the Commencement Date. In the event of Employee's termination, the funds contributed by the Company to the Study Fund will be released to Employee, subject to the terms of the Study Fund.

4.	Vacation and Sick Leave
4.1

The Employee is entitled to receive paid sick leave according to applicable law. As a gesture of good will, and beyond the letter of the law, Employee shall be entitled to full payment for sick leave as of the first day of absence due to illness.

4.2

Subject to the provisions of the Annual Vacation Law-1951, the Employee shall be entitled to 22 vacation work days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company. Official state holidays in Israel shall not be considered as Vacation Days.

4.3

The dates of the Employee’s vacation shall be determined by the Company, in its discretion, taking into account the Company’s needs, and to the extent possible, taking into consideration the Employee’s request. For removal of all doubt, the aforementioned in this subsection c shall apply also to the Notice Period.

4.4

The Employee shall be entitled to carry forward only unused Vacation Days with respect to 2 years of continuous employment with the Company, and shall not be entitled to carry forward or to redeem any unused Vacation Days in excess thereof.

5.	Recreation Payments

The Employee shall be entitled to Recreation Payments (Dmey Havra’a) according to applicable law and provisions of expansion orders.

6.	Taxes

The Company shall be entitled to withhold and/or charge the Employee with all taxes and other compulsory payments, as required under law, in respect of, or resulting from, any compensation paid to or received by the Employee and in respect of all the benefits that the Employee is or may be entitled to.

7.	Travel Expenses

The Employee will be entitled to travel expenses according to applicable law.

8.	Annual Bonus

The Employee will be eligible for a discretionary annual bonus (“Bonus”). If awarded in any year, any Bonus would be payable after the end of every budget year. Awards of Bonuses are in the discretion of the Company and factors it may take into account when deciding whether to award bonuses include (but are not limited to) the overall performance of the Company, its parent company, Payoneer Inc., the Employee, and the future needs of the business. In terms of the Employee's personal performance, one factor that will be considered is the achievement of any targets and milestones that may be set in any year. Subject to the foregoing, the Employee’s target Bonus is for an annual award of up to 75% of the annual Salary.

9.	Stock Options

The Employee will be entitled to a grant of restricted stock units (the “RSUs”) under the stock option plan (the “Plan”) of New Starship Parent Inc. (“New Payoneer”), the company established for purpose of becoming the parent company of Payoneer Inc . pursuant to the Reorganization under the Agreement and Plan of Reorganization, dated February 3, 2021, by and among New Payoneer, Payoneer Inc., FTAC Olympus Acquisition Corp. and the other parties thereto (the “Reorganization Agreement”), which represent the right to receive shares of common stock of New Payoneer in such number determined by multiplying 169,033 shares of common stock of Payoneer Inc. by the Exchange Ratio (as defined in the Reorganization Agreement) ( at the estimated aggregate value of USD $2,500,000)  and as determined by the Board of Directors of New Payoneer in accordance with the Plan, with a vesting schedule of 4 (four) years, with 25% of the RSUs vesting on the first anniversary of the Commencement Date and 75% of the remaining RSUs vesting in 12 (twelve) equal quarterly instalments over the 3 year period thereafter, and subject to the other terms of the Plan and applicable RSU agreement. The grant of the RSUs will be made at such time as the Board of Directors of New Payoneer convenes for such purpose (following the Closing as defined in and contemplated under the Reorganization Agreement).

10.	Other Provisions

Notwithstanding Sections 2.3 and 2.6 of the Agreement, Employee may continue to serve as member of the advisory board of the following companies:  Chicony (Taiwanese company) (www.chicony.com.tw), Shopic www.shopic.com (an Israeli company), Vanti Analytics Vanti Analytics (vanti-analytics.com) (an Israeli company) and Brillianetor Brillianetor (an Israeli company), in the scope of up to 5 hours per month; provided that (i) such service and activities do not interfere with the performance of Employee’s duties under the Agreement, (ii) such activities do not conflict with the interests of the Company or its Affiliates (as defined in Appendix B), (iii) neither the companies identified in this Section 10 nor any activities Employee is involved in within the framework of his aforesaid services compete with or plan to compete with the Company or its Affiliates, and provided further that any such activity would not have an adverse effect on any of the Company, its business or interests, or the employment hereunder.

Payoneer Research and	Employee
Development Ltd.
By: Michal Adam,	Print name:
SVP HR

APPENDIX B

Confidentiality, Non-Competition and Inventions

1.	General

This Appendix constitutes an integral part of the Employment Agreement by and among the Company and Employee to which this Appendix B is annexed (the “Agreement"), and wherever reference is made to the Agreement, the term shall mean the Agreement and its Appendices. Any capitalized term used herein shall bear the meaning ascribed to such term in the Agreement unless otherwise specifically defined in this Appendix.

2.	Confidentiality, Non-competition and Inventions

The Employee warrants and undertakes that so long as he is employed by the Company, and upon termination of employment thereafter, for any reason, he shall maintain complete confidentiality in relation to the Company, including its affiliates, subsidiaries, related corporation and parent company now or hereafter existing (herein the ”Company and its Affiliates”), its affairs and business, including regarding the terms and conditions of his employment pursuant to this Agreement, and that he shall not harm its goodwill, and he agrees to the provisions of the confidentiality, non-competition and intellectual property clause as specified below.

2.1	Confidentiality
2.1.1

The Employee undertakes to keep in confidence the secrets of the Company and its Affiliates during the term of his employment with the Company and after the termination thereof Indefinitely, for any reason.

2.1.2

Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company and its Affiliates, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public; but excluding information that (a) was known to Employee prior to Employee's employment with the Company, (b) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Schedule by Employee; (c) reflects Employee’s general skills and experience; or (iv) reflects information and data generally and publicly known in the industries or trades in which the Company operates (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the Employment Term, whether or not developed by the Employee.

2.1.3

The Employee undertakes not to directly or indirectly give and/or transfer in any form or by any means to any person and/or entity any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

2.1.4

The Employee undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

2.1.5

In the event the Employee breaches any of the above obligations, as so proven in a court of law, and the Company incurs damages or expenses as a result, employee shall be liable to compensate the Company for such damages and/or expenses occasioned in the Company as a result of the breach, without derogating from any other relief and/or remedy available to the Company by virtue of any law.

2.2	Non-Competition; Non-Solicitation
2.2.1

The Employee undertakes that during the period of his employment with the Company and for a period of six (6) months following termination of the Agreement for any reason, he shall not participate, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in any position or proposal that may directly or indirectly compete or harm the Company, or in the field in which the Company engages, engaged or has plans (during the term of employment) to engage in, he shall not own an interest in (except as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) (the “Competitive Occupation”).

2.2.2

Without derogating from the generality of the foregoing, the Employee undertakes not to maintain during the period of his employment and for a period of six (6) months following termination of the Agreement for any reason, any business relations of whatsoever type, including proposing a business relation, directly or indirectly, to any of the Company's customers and/or suppliers and/or agents, including customers and/or suppliers and/or agents with whom the Company was conducting negotiations towards an agreement, without the Company’s prior written consent.

2.2.3

In addition, the Employee undertakes during the period of his employment with the Company and for a period of twelve (12) months following termination of his employment for any reason, not to approach and/or solicit and/or recruit any employee or customer of the Company to leave the Company and its Affiliates.

2.3	Inventions
2.3.1

The Employee hereby assigns to the Company, without additional consideration to the Employee, the entire right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements, modifications, enhancements or trade secrets, and in and to any documentation, software, hardware, firmware, creative works, know-how and information, conceived or reduced to practice, in whole or in part, by the Employee during his period of employment with the Company, or caused to be conceived or reduced to practice, during the above period, whether or not patentable, copyrightable or otherwise protectable, and the Employee assigns to the Company as above stated, the entire right, title and interest in and to any proprietary rights therein or based thereof (collectively, the “Inventions”).

2.3.2

It is hereby clarified that the Employee waives any legal right he may have to royalties or any other payment from the Company with regard to the assigned Inventions. Employee hereby confirms that the salary and additional benefits granted under the Agreement include the full and final consideration for the assignment of the intellectual property rights hereunder and that he will have no claim or demand in connection therewith, and this Section 2.3.2 shall be considered Employee's waiver of rights to receive consideration, in accordance with Section 134 of the Israeli Patents Law, 5727-1967.

2.3.3

The Employee shall provide all assistance the Company may request, and shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.  In the event that Company needs assistance from Employee with respect to proprietary rights after termination of employment, Employee shall make honest efforts to do so and the parties shall negotiate in good faith reasonable terms and compensation for such assistance for the time actually spent by Employee at the Company’s request.

I have carefully read this Appendix, I have understood the contents thereof and I agree to the terms and conditions included herein and undertake to perform all the obligations herein.

Signature:

Name:

APPENDIX C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY*	אישור כללי (נוסח משולב) בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ"ג - 1963

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)

The Employer’s Payments –

(a)

to the Pension Fund are not less than 14 1/3% of the Exempt Salary of 12% of the Exempt Salary if the employer pays, his employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee'’ name in an amount of 2 1/2 % of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)

to the Insurance Fund are not less than one of the following:

(1)

13 1/3% of the Exempt Salary, if the employer pays for the employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)

11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall be only in lieu of 72% of the Employee’s severance pay.

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)

No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee which included:

(a)

the employee’s consent to an arrangement pursuant to this Approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this Approval;

(b)

an advance waiver by the employer of any right which he may have to refund of monies from its payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to section 17 to the Law and/or in cases in which, if such severance pay was denied, the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)

This Approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

15th Sivan 5758 (9th June 1998).

* The English version is brought as a translation for convenience, but the binding version is the Hebrew one).

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג - 1963 [1] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964[2] (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

(1)

תשלומי המעביד -

(א)לקרן פנסיה אינם פחותים מ-% 1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 1/3 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב)לקופת ביטוח אינם פחותים מאחד מאלה:

(1)

% 1/3 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½ 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2)

11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2)

לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א)

הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב)[3]

ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר.

(ג)

אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי

שר העבודה והרווחה

ס"ח התשכ"ג, עמ' 1361

ק"ת התשכ"ד, עמ' 13022

תיקון: י"פ 4803, התש"ס (19.9.99)3